Exhibit 99.2

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Corporation Announces Underwriters’ Exercise Of The Over-Allotment Option

NEW HYDE PARK, NY, April 3, 2009 – Kimco Realty Corporation (NYSE: KIM) today announced  that the underwriters have exercised, in full, their over-allotment option to purchase 13,725,000 additional shares of common stock in connection with the company's previously announced public offering of 91,500,000 shares.  The shares were offered to the public at a price per share of $7.10.  The company intends to use the net proceeds from this offering, which are expected to be approximately $717.3 million (giving effect to the exercise of the underwriters’ over-allotment option), for debt repayment and for general corporate purposes.

Merrill Lynch & Co., Deutsche Bank Securities Inc. and UBS Investment Bank are acting as joint book-running managers for the offering. Citi, RBC Capital Markets, Scotia Capital and Wachovia Securities are acting as joint lead managers.  Barclays Capital, CIBC World Markets and Morgan Keegan & Company, Inc. are acting as co-managers. Subject to customary conditions, the offering is expected to close on or about April 8, 2009.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

A copy of the final prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080, telephone: (212) 449-1000; Deutsche Bank Securities, Attn: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone: (800) 503-4611 or e-mail at prospectusrequest@list.db.com; or UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, New York 10171, telephone (888) 827-7275.

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates one of North America’s largest portfolios of neighborhood and community shopping centers. As of December 31, 2008, the company owned interests in 1,950 properties comprising 182 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years.

Safe Harbor Statement

The statements in this release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, including the current economic recession, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, and (xiii) impairment charges. Additional information concerning factors that could cause actual results to differ materially from those forward-looking

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2008. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the prospectus supplement and the accompanying prospectus for this offering and in the company's Annual Report on Form 10-K for the year ended December 31, 2008, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

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CONTACT: Barbara Pooley, senior vice president, finance & investor relations, 1-866-831-4297